Contact:
Mark Chung
Brooks Automation, Inc.
Telephone: (978) 262-2459
mark.chung@brooks.com
          Brooks Automation Reports Results for Fiscal Q2 2007 Ended March 31, 2007
•	GAAP net income for Q2 increases to $107.8 million and $1.43 GAAP EPS

•	Revenues increase to $194.9 million up 31% from year-ago

•	Bookings increase to $213.9 million up 29% from year-ago

•	Sale of Software Division to Applied Materials completed March 30, 2007
CHELMSFORD, MA, May 9, 2007 — Brooks Automation, Inc. (NASDAQ: BRKS), which helps create manufacturing efficiency for the semiconductor and other complex industries, today announced the results for its second quarter of fiscal 2007 ended March 31, 2007. The results discussed below unless otherwise noted relate to continuing operations for Brooks after the completion of the sale of its software division, which for financial reporting purposes has been treated as discontinued operations.
Revenues for the second quarter of 2007 were $194.9 million, an increase of 31 percent over year-ago revenues for the second quarter of 2006 of $148.8 million. The increase reflects additional revenues of approximately $22 million related to the acquisition of Synetics Solutions. Revenues increased 2 percent sequentially over the preceding quarter revenues of $191.4 million.
Bookings for the second quarter of 2007 were $213.9 million, an increase of 29 percent over year-ago bookings for the second quarter of 2006 of $166.0 million, and an increase of 31 percent over the preceding quarter bookings of $163.9 million.
Net income for the second quarter of 2007 on a Generally Accepted Accounting Principles (GAAP) was $107.8 million, or $1.43 per diluted share, compared to a year-ago GAAP net income of $4.4 million, or $0.06 per share, and GAAP net income in the preceding quarter of $22.1 million, or $0.30 per diluted share.
Non-GAAP income from continuing operations in Q2 was $22.6 million or $0.30 per diluted share inclusive of stock option expenses but excluding $6.9 million related to restructuring, amortization of completed technology and amortization of acquired intangible assets, as well as income of $92.0 million related to discontinued operations and gain on the sale of discontinued operations. A reconciliation of GAAP to non-GAAP results is provided elsewhere in this release.
During the quarter, Brooks completed the sale of its software division to Applied Materials on March 30, 2007.
Creating Manufacturing Efficiency. Accelerating Your Profit.

Press Release
Edward C. Grady, president and chief executive officer of Brooks Automation, said, “Brooks continued to enjoy robust demand for our products and services during the just-concluded March quarter. Our bookings grew strongly to a new record level of $213.9 million driven especially by market share gains at key customers and strong demand for our tool automation and vacuum products. One of our fastest growing product lines is our vacuum automation systems business led by our new Marathon 2™ platform that is gaining acceptance in the market. In addition, our vacuum cryopump continued its market-leading performance with 3 new design-in wins at Asian fabs for ion implant. We remain focused on growth, profitability and delivering value to our customers, shareholders and employees.”
Company Guidance for Q3 2007 Ending June 30, 2007
•	Revenues are expected to be in the range of $190 to $200 million.

•	GAAP EPS is expected to be in the range of $0.23 to $0.27 per share, which includes approximately $0.05 per share in certain charges and special items comparable to those referenced with respect to Q2.
Discussion of Non-GAAP Financials
The financial results that exclude certain charges and special items are not in accordance with GAAP. Management believes the presentation of non-GAAP financial measures, which exclude the costs associated with acquisitions and other special items, is useful to investors for comparing prior periods and analyzing ongoing business trends and operating results.
A detailed reconciliation of the GAAP to the non-GAAP financials is provided with the financial tables.
Conference Call and Webcast
Brooks Automation will host a conference call at 4:30 p.m. Eastern on Wednesday, May 9, 2007 to discuss the results of Q2 2007.

Conference Call Date:	Wednesday, May 9, 2007
Time:	4:30 p.m. Eastern

Dial in #:	(913) 312-1294
Passcode:	6972467
A live Webcast of this conference call will be available in the investor relations section of the Brooks Automation web site, http://investor.brooks.com under the title “Brooks Automation Second Quarter of Fiscal 2007 Earnings Webcast.”
An archive of this Webcast will be made available following the conference call, and can be accessed for at least the next twelve months on the section for Webcasts at http://investor.brooks.com under the title “Brooks Automation Second Quarter of Fiscal 2007

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Earnings Webcast.” A telephone replay will also be made available following the call at the following number: (719) 457-0820 beginning at 7:00 p.m. Eastern, May 9, 2007, and available 7 days. The passcode for the replay is 6972467.
About Brooks Automation, Inc.
Brooks is a leading worldwide provider of automation solutions and integrated subsystems to the global semiconductor and related industries. The company’s advanced offerings in hardware and services can help customers improve manufacturing efficiencies, accelerate time-to-market and reduce cost of ownership. Brooks products and global services are used in virtually every semiconductor fab in the world as well as in a number of diverse industries outside of semiconductor manufacturing. For more information, visit http://www.brooks.com.
Safe Harbor Statement under Section 21E of the Securities Exchange Act of 1934.
Some statements in this release are forward-looking statements made under Section 21E of the Securities Exchange Act of 1934. These statements are neither promises nor guarantees but involve risks and uncertainties, both known and unknown, that could cause Brooks’ financial and business results to differ materially from our expectations. They are based on the facts known to management at the time they are made. These forward-looking statements include statements regarding our bookings, revenues, and profit and loss expectations, expected restructuring charges and other charges, our future business strategy and market opportunities, level of capital expenditures and bookings expectations in the semiconductor and discrete manufacturing industries, demand for our new and existing products, purchasing and manufacturing trends among semiconductor manufacturing OEMs, the benefits of the acquisitions of Synetics and Helix, our strategy of sourcing from low cost regions, and the outlook of the semiconductor industry. Factors that could cause results to differ from our expectations include the following: our dependence on the cyclical semiconductor industry; the possibility of downturns in market demand for electronics; our possible inability to meet increased demand for our products due to difficulties in obtaining components and materials from our suppliers in required quantities and of required quality; a decision by semiconductor manufacturing OEMs not to outsource increasing amounts of their manufacturing operations; our ability to continue to effectively implement our flexible manufacturing model and our supply chain consolidation; the highly competitive nature and rapid technological change that characterizes the industries in which we compete; decisions by customers to accelerate delivery under or to cancel or defer orders that previously had been accepted; decisions by customers to reject the products we ship to them; the possibility that we may not be able to fulfill customer orders within a period of time acceptable to them; the fact that design-in wins do not necessarily translate to significant revenue; the timing and effectiveness of restructuring, cost-cutting, low cost sourcing and expense control measures; intense price competition; disputes concerning intellectual property; our ability to successfully integrate Synetics’ and Helix’s operations and employees; the risk that the cost savings and any other synergies from the Synetics and Helix acquisitions may not be fully realized or may take longer to realize than expected; the risk that possible disruption from the Synetics and Helix acquisitions will make it more difficult to maintain relationships with customers and employees;

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continuing uncertainties in global political and economic conditions, especially arising out of conflict in the Middle East; the potential for the incurrence of material expense and the diversion of management’s attention from other business concerns created by pending investigations by the Securities and Exchange commission and the Department of Justice; and other antitrust authorities and other factors and other risks that we have described in our filings with the Securities and Exchange Commission, including but not limited to Brooks’ Annual Report on Forms 10-K and 10-K/A, current reports on Form 8-K and our quarterly reports on Form 10-Q. As a result we can provide no assurance that our future results will not be materially different from those projected. Brooks expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based. Brooks undertakes no obligation to update the information contained in this press release.

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BROOKS AUTOMATION, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31,	September 30,
	2007	2006
ASSETS
Cash, cash equivalents and marketable securities	$313,158	$184,053
Accounts receivable, net	137,548	113,440
Inventories	104,820	99,854
Other current assets	22,501	35,465

Total current assets	578,027	432,812

Property, plant and equipment, net	79,523	76,667
Long-term marketable securities	7,634	7,307
Intangible assets, net	400,137	406,665
Other assets	27,293	69,126

Total assets	$1,092,614	$992,577

LIABILITIES, MINORITY INTERESTS AND STOCKHOLDERS’ EQUITY
Short-term debt	$6	$11
Current liabilities	142,331	180,168
Long-term liabilities	13,638	12,870

Total liabilities	155,975	193,049
Minority interests	446	394
Stockholders’ equity	936,193	799,134

Total liabilities, minority interests and stockholders’ equity	$1,092,614	$992,577

Cash, cash equivalents, short-term and long-term marketable securities
March 31, 2007	$320,792
December 31, 2006	$184,100
September 30, 2006	$191,360
June 30, 2006	$342,351
March 31, 2006	$373,012

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BROOKS AUTOMATION, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND SIX MONTHS ENDED MARCH 31, 2007 AND 2006
(in thousands, except per share data)
(unaudited)

	Three months ended		Six months ended
	March 31,		March 31,
	2007	2006	2007	2006
Revenues	$194,926	$148,772	$386,294	$257,267
Cost of revenues	132,436	102,889	264,122	185,921

Gross profit	62,490	45,883	122,172	71,346

Gross margin	32.1%	30.8%	31.6%	27.7%

Operating expenses:
Research and development	13,278	10,908	26,368	20,116
Selling, general and administrative	30,562	27,701	61,558	53,328
Restructuring charges	3,040	1,947	3,040	2,856

	46,880	40,556	90,966	76,300

Operating income (loss) from continuing operations	15,610	5,327	31,206	(4,954)

Interest (income) expense, net	(2,041)	(1,182)	(4,075)	(2,352)
Other (income) expense, net	204	(904)	375	(715)

Income (loss) from continuing operations before income taxes and minority interests	17,447	7,413	34,906	(1,887)

Income tax provision	1,480	868	2,124	1,192

Income (loss) from continuing operations before minority interests	15,967	6,545	32,782	(3,079)

Minority interests in (loss) of consolidated subsidiary	216	(568)	52	(766)

Income (loss) from continuing operations	15,751	7,113	32,730	(2,313)

Income (loss) from discontinued operations, net of income taxes	8,138	(2,761)	13,298	(5,035)
Gain on sale of discontinued operations, net of income taxes	83,898	—	83,898	—

Income (loss) from discontinued operations, net of income taxes	92,036	(2,761)	97,196	(5,035)

Net income (loss)	$107,787	$4,352	$129,926	$(7,348)

Basic income (loss) per share:
Continuing operations	$0.21	$0.10	$0.44	$(0.03)
Discontinued operations	1.23	(0.04)	1.30	(0.07)

Basic income (loss) per share	$1.44	$0.06	$1.74	$(0.10)

Diluted income (loss) per share:
Continuing operations	$0.21	$0.10	$0.44	$(0.03)
Discontinued operations	1.22	(0.04)	1.29	(0.07)

Diluted income (loss) per share	$1.43	$0.06	$1.73	$(0.10)

Shares used in computing income (loss) per share:
Basic	74,766	74,371	74,680	70,174
Diluted	75,327	74,595	75,173	70,174

Press Release
BROOKS AUTOMATION, INC.
CALCULATION OF PRO FORMA NET INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2007
(in thousands, except per share data)
(unaudited)

	U.S. GAAP	Adjustments		Pro Forma
Revenues	$194,926	$—		$194,926
Cost of revenues	132,436	2,331	A	130,105

Gross profit	62,490	(2,331)		64,821

Gross margin	32.1%			33.3%

Operating expenses:
Research and development	13,278			13,278
Selling, general and administrative	30,562	1,482	B	29,080
Restructuring charges	3,040	3,040		—

	46,880	4,522		42,358

Operating income (loss) from continuing operations	15,610	(6,853)		22,463

Interest (income) expense, net	(2,041)	—		(2,041)
Other (income) expense, net	204			204

Income (loss) from continuing operations before income taxes and minority interests	17,447	(6,853)		24,300

Income tax provision	1,480	—		1,480

Income (loss) from continuing operations before minority interests	15,967	(6,853)		22,820

Minority interests in (loss) of consolidated subsidiary	216	—		216

Income (loss) from continuing operations	15,751	(6,853)		22,604

Income (loss) from discontinued operations, net of income taxes	92,036	92,036		—

Net income (loss)	$107,787	$85,183		$22,604

Basic income (loss) per share from continuing operations	$0.21	$(0.09)		$0.30
Basic income (loss) per share from discontinued operations	1.23	1.23		—

Basic income (loss) per share	$1.44	$1.14		$0.30

Diluted income (loss) per share from continuing operations	$0.21	$(0.09)		$0.30
Diluted income (loss) per share from discontinued operations	1.22	1.22		—

Diluted income (loss) per share	$1.43	$1.13		$0.30

Shares used in computing earnings (loss) per share
Basic	74,766	74,766		74,766
Diluted	75,327	75,327		75,327

Adjustments:
(A) Amortization of completed technology		2,331
(B) Amortization of other acquired intangible assets		1,482